Janet Nittmann
jnittmann@doversaddlery.com
Tel 978-952-8062 x218

For Immediate Release

Dover Saddlery Reports Third Quarter 2010 Financial Results

LITTLETON, MA – November 9, 2010 - Dover Saddlery, Inc. (NASDAQ:DOVR), the leading multi-channel retailer of equestrian products, today reported financial results for the third quarter ended September 30, 2010.

Total revenues for the third quarter of 2010 were $18.6 million, an increase of 0.4% from $18.5 million achieved in the corresponding quarter in the prior year. Retail channel revenues increased 4.2% to $7.0 million while same-store sales for the third quarter of 2010 increased 3.2% over the prior year. Direct channel revenues decreased 1.8% to $11.6 million. Net income for the third quarter of 2010 increased 17.8% to $320,000, or $0.06 per diluted share, compared to $272,000, or $0.05 per diluted share, for third quarter of 2009.

Year-to-Date Results

For the first nine months of 2010, total revenues increased 1.2% to $54.7 million as compared to $54.1 million for the same period in 2009. Revenues from the retail channel increased 2.3% to $18.4 million; same-store sales increased 1.6%; and direct channel revenues increased 0.6% to $36.3 million.

Net income for the first nine months of 2010 increased to $997,000, or $0.18 per diluted share, as compared to $21,000, or $0.00 per share, for the corresponding period in 2009. Income from investments increased to $384,000 due primarily to the non-recurring gain from the Hobby Horse investment in the second quarter of 2010. In addition, Adjusted EBITDA for the first nine months of 2010 increased 47% to $2.8 million compared to $1.9 million in the corresponding period in 2009.

A reconciliation of the net income calculated in accordance with GAAP and the non-GAAP Adjusted EBITDA measure is provided in the table accompanying this earnings release.

“With a quarterly same-store sales increase of 3.2%, we are starting to see some strengthening in customer behavior although purchasing patterns are still erratic,” said Stephen L. Day, President and CEO of Dover Saddlery. “We hope that the recessionary mood will soon appear in the rear view mirror and that we will be able to accelerate our retail store roll-out.”

Business Outlook

Until there is greater long-term visibility on economic conditions and consumer behavior, the Company is not providing guidance on business prospects for the remainder of 2010 or fiscal 2011.

Conference Call and Webcast

Dover Saddlery will hold a conference call and webcast on Tuesday November 9, 2010 at 8:30 a.m. ET to discuss its third quarter results. To access the webcast via the Internet, please go to http://investor.shareholder.com/DOVR/events.cfm and click on the webcast icon. A telephone replay will be available from 11:30 a.m. ET until November 18th by dialing 719-457-0820, pass code 2450914.

About Dover Saddlery, Inc. Dover Saddlery, Inc. (NASDAQ:DOVR — News) is the leading multi-channel retailer of equestrian products in the United States. Founded in 1975 in Wellesley, Massachusetts, by United States Equestrian Team members, Dover Saddlery has grown to become The Source® for equestrian products. Dover offers a broad and distinctive selection of competitively priced, brand-name products for horse and rider through catalogs, the Internet and company-owned retail stores. Dover Saddlery, Inc. serves the English rider and through Smith Brothers, the Western rider. The Source®, Dover Saddlery® and Smith Brothers® are registered marks of Dover Saddlery.

For more information, please call 1-978-952-8062 or visit www.DoverSaddlery.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation statements made about customer behavior and consumer sentiment, the prospects for overall revenue growth and profitability, and the opening of and revenue growth from new stores. All statements other than statements of historical fact included in this press release regarding the company’s strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although Dover believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. These forward-looking statements involve significant risks and uncertainties, including those discussed in this release and others that can be found in “Item 1A Risk Factors” of Dover Saddlery’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and in our subsequent Quarterly Reports on Form 10-Q.

Dover Saddlery is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. No forward-looking statement can be guaranteed and actual results may differ materially from those Dover Saddlery projects.

DOVER SADDLERY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2010	2009	2010	2009

Revenues, net- direct	$11,654	$11,864	$36,257	$36,042
Revenues, net – retail stores	6,960	6,681	18,438	18,014

Revenues, net — total	$18,614	$18,545	$54,695	$54,056
Cost of revenues	11,525	11,744	34,308	34,507

Gross profit	7,089	6,801	20,387	19,549
Selling, general and administrative expenses	6,218	5,869	18,274	18,370

Income from operations	871	932	2,113	1,179
Interest expense, financing and other related costs, net	255	346	766	996
Other investment (income) loss, net	37	20	(384)	1

Income before income tax provision	579	566	1,731	182
Provision for income taxes	259	294	734	161

Net income	$320	$272	$997	$21

Net income per share
Basic	$0.06	$0.05	$0.19	$0.00

Diluted	$0.06	$0.05	$0.18	$0.00

Number of shares used in per share calculation
Basic	5,277,000	5,187,000	5,270,000	5,187,000
Diluted	5,386,000	5,247,000	5,413,000	5,233,000

Other Operating Data:

Number of retail stores(1)	13	13	13	13
Capital expenditures	57	105	271	386
Gross profit margin	38.1%	36.7%	37.3%	36.2%

(1) Includes twelve Dover-branded stores and one Smith Brothers store.

DOVER SADDLERY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(unaudited)

	Sept. 30,	Dec. 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$676	$732
Accounts receivable	624	827
Inventory	16,159	15,301
Prepaid catalog costs	1,337	1,164
Prepaid expenses and other current assets	999	780
Deferred income taxes	61	—

Total current assets	19,856	18,804
Net property and equipment	3,176	3,365

Other assets:
Deferred income taxes	749	709
Intangibles and other assets, net	665	684

Total other assets	1,414	1,393

Total assets	$24,446	$23,562

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligation and outstanding checks	$1,143	$676
Accounts payable	1,661	2,305
Accrued expenses and other current liabilities	3,974	4,083
Income taxes payable	26	350
Deferred income taxes	—	22

Total current liabilities	6,804	7,436

Long-term liabilities:
Revolving line of credit	3,261	3,000
Subordinated notes payable, net	5,207	5,091
Capital lease obligation, net of current portion	119	132

Total long-term liabilities	8,587	8,223

Stockholders’ equity:
Common stock, par value $0.0001 per share; 15,000,000 shares authorized; issued 5,277,161 as of Sept. 30, 2010 and 5,263,975 as of December 31, 2009	1	1
Additional paid in capital	45,336	45,181
Treasury stock, 795,865 shares at cost	(6,082)	(6,082)
Accumulated deficit	(30,200)	(31,197)

Total stockholders’ equity	9,055	7,903

Total liabilities and stockholders’ equity	$24,446	$23,562

Non-GAAP Financial Measures and Information

From time to time, in addition to financial results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company provides financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance and ongoing operations. The Company believes that these non-GAAP operating measures supplement our GAAP financial information and provide useful information to investors for evaluating the Company’s operating results, and trends that may be affecting the Company’s business, as they allow investors to more readily compare our operations to prior financial results, and our future performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

When we use the term “Adjusted EBITDA”, we are referring to net income minus interest income, investment income and other income plus interest expense, income taxes, non-cash stock-based compensation, depreciation, amortization and other investment loss. We present Adjusted EBITDA because we consider it an important measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

The following table reconciles net income to Adjusted EBITDA (in thousands):

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2010	2009	2010	2009

Net income	$320	$272	$997	$21
Depreciation	176	181	545	580
Amortization of intangible assets	2	2	5	5
Stock-based compensation	45	44	136	135
Interest expense, financing and	255	346	766	996
other related costs, net
Other investment (income) loss	37	20	(384)	1
Provision for income taxes	259	294	734	161

Adjusted EBITDA	$1,094	$1,159	$2,799	$1,899